Exhibit 99.1
Unaudited Pro Forma Condensed Combined Financial Statements
          On January 29, 2007, Brocade Communications Systems, Inc. (“Brocade”) completed the acquisition of McDATA Corporation (“McDATA”), a provider of storage networking and data infrastructure solutions, in exchange for Brocade common stock and options, for an accounting purchase price of approximately $657.8 million. The following unaudited pro forma combined financial statements as of January 27, 2007, and the unaudited pro forma condensed combined statements of operations for the quarter ended January 27, 2007, and for the year ended October 28, 2006, are based on historical financial statements of Brocade and McDATA after giving effect to Brocade’s acquisition of McDATA using the purchase method of accounting and applying assumptions and adjustments as described in the accompanying notes to the unaudited pro forma condensed combined financial statements.
          Brocade and McDATA have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet combines Brocade’s historical unaudited condensed consolidated balance sheet as of January 27, 2007, with McDATA’s historical unaudited condensed consolidated balance sheet as of October 31, 2006, giving effect to the merger as if it had occurred on January 27, 2007. The unaudited pro forma condensed combined statement of operations for the year ended October 28, 2006, combines Brocade’s historical audited consolidated statement of operations for the twelve months then ended with McDATA’s historical unaudited consolidated statement of operations for the twelve months ended October 31, 2006. The unaudited pro forma condensed combined statement of operations for the three months ended January 27, 2007, combines Brocade’s historical unaudited condensed consolidated statement of operations for the three months then ended with McDATA’s historical unaudited condensed consolidated statement of operations for the three months ended October 31, 2006. The unaudited pro forma condensed combined statements of operations give effect to the merger as if it had occurred on October 30, 2005. McDATA's historical unaudited condensed consolidated statement of operations for the three months ended October 31, 2006 are included in the unaudited pro forma condensed combined statement of operations for the three months ended January 27, 2007 as well as in the unaudited pro forma condensed combined statement of operations for the year ended October 28, 2006.
          The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141(“SFAS 141”), Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of McDATA acquired in connection with the acquisition based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses.
          There were no significant intercompany balances and transactions between Brocade and McDATA as of the dates and for the periods of these unaudited pro forma condensed combined financial statements.
          The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Brocade and McDATA been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, McDATA’s historical unaudited condensed consolidated financial statements included in its Form 10-Q for its quarter ended October 31, 2006, and Brocade’s historical audited consolidated financial statements included in its Form 10-K for the year ended October 28, 2006, and historical unaudited condensed consolidated financial statements included in its Form 10-Q for the three months ended January 27, 2007, which are incorporated by reference herein.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
OF BROCADE AND MCDATA

	Brocade	McDATA			Pro		Pro
	As of January	As of October	Reclass-		Forma		Forma
	27, 2007	31, 2006	ifications		Adjustments		Combined
	(in thousands)
ASSETS

Current Assets:
Cash and cash equivalents	$249,807	$150,609			$—		$400,416
Short-term investments	319,331	180,432			—		499,763
Securities lending collateral	—	62,230			—		62,230
Restricted cash and short-term investments	—	3,877			—		3,877
Accounts receivables, net	94,577	101,324			(365	) (y)	195,536
Inventories	10,219	32,415			(22,498	) (q)	20,136
Prepaid expenses and other current assets	49,250	13,959			(3,496	) (s)	42,517
					(17,196	) (g)

Total current assets	723,184	544,846			(43,555)		1,224,475

Long-term investments	62,521	25,594			—		88,115
Property and equipment, net	110,154	102,517			(15,047	) (h)	197,624
Goodwill	49,358	263,473			(263,473	) (b)	405,985
					356,627	(k)
Intangible assets, net	16,069	91,728			(91,728	) (a)	301,984
					285,915	(bb)
Restricted cash	—	8,507			—		8,507
Other long-term assets	6,741	54,594			(31,395	) (u)	29,940

Total assets	$968,027	$1,091,259			$197,344		$2,256,630

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$55,819	$66,066			$6,983	(f)	$128,868
Accrued employee compensation	48,085	—	25,066	A	—		73,151
Securities lending collateral payable	—	62,230			—		62,230
Accrued liabilities	87,225	66,127	(25,066	) A	38,845	(t)	167,131
Interest rate swap	—	725			—		725
Deferred revenue	52,641	51,802			(12,907	) (i)	91,536
Current liabilities associated with lease losses	4,235	—			3,384	(cc)	7,619
Accrued restructuring	—	—			34,836	(r)	34,836
Current portion of obligations under capital leases	—	2,334			2,534	(x)	4,868
Convertible subordinated debt	—	120,631			1,719	(j)	122,350

Total current liabilities	248,005	369,915			75,394		693,314

Non-current liabilities associated with lease losses	10,935	—			26,970	(cc)	37,905
Other long-term liabilities	—	14,490			(14,490	) (z)	—
Obligations under capital leases, less current portion	—	1,837			—		1,837
Interest rate swap	—	5,746			—		5,746
Deferred revenue, less current portion	16,562	25,710			(11,773	) (i)	30,499
Convertible subordinated debt	—	166,754			(6,038	) (j)	160,716

Total liabilities	275,502	584,452			70,063		930,017

Stockholders’ equity
Common Stock	285	1,599			(1,599	) (c)	404
					119	(d)
Additional paid-in capital	932,511	679,802			(679,802	) (c)	1,566,480
					615,589	(d)
					18,380	(e)
Accumulated other comprehensive loss	(1,386)	(1,276)			1,276	(c)	(1,386)
Accumulated deficit	(238,885)	(149,727)			149,727	(c)	(238,885)
Treasury stock at cost, net of reissuances	—	(23,591)			23,591	(c)	—

Total stockholders’ equity	692,525	506,807			127,281		1,326,613

Total liabilities and stockholders’ equity	$968,027	$1,091,259			$197,344		$2,256,630

The accompanying notes are an integral part of these
unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
OF BROCADE AND MCDATA

	Historical
		McDATA
	Brocade	Twelve months
	Twelve months	ended
	ended	October 31,	Pro		Pro
	October 28,	2006	Forma		Forma
	2006	Unaudited (1)	Adjustments		Combined
	(in thousands, except per share data)
Revenue	$750,592	$656,282	—		$1,406,874
Cost of revenue	305,184	363,144	32,262	(n)	702,085
			1,495	(aa)

Gross profit	445,408	293,138	(33,757)		704,789

Operating expenses:
Research and development	164,843	111,018	3,584	(aa)	279,445
Sales and marketing	139,434	145,794	2,481	(aa)	287,709
General and administrative	31,089	37,208	5,206	(aa)	73,503
Acquisition and integration costs	9,646	6,096	—		15,742
Internal review and SEC investigation costs	13,654	—	—		13,654
Provision for SEC settlement	7,000	—	—		7,000
Amortization of purchased intangible assets	2,294	39,981	(39,981	) (l)	40,270
			37,976	(o)
Amortization of deferred stock-based compensation	—	1,059	(1,059	) (m)	—
Facilities lease loss	3,775	—	—		3,775
Restructuring costs	—	7,160	—		7,160

Total operating expenses	371,735	348,316	(8,207)		728,258

Operating income (loss)	73,673	(55,178)	(41,964)		(23,469)

Interest and other income, net	29,098	22,543	1,331	(v)	52,972
Interest expense	(7,082)	(18,831)	(1,983	) (w)	(27,896)
Gain on investments, net	2,663	—	—		2,663

Income (loss) before income taxes	98,352	(51,466)	(42,616)		4,270

Provision (benefit) for income taxes	30,723	(268)	—	(p)	30,455

Net Income (loss)	$67,629	$(51,198)	$(42,616)		$(26,185)

Basic net income (loss) per share	$0.25	$(0.33)			$(0.07)

Shares used in computing basic income (loss) per share	269,602	153,838			384,981

Diluted net income (loss) per share	$0.25	$(0.33)			$(0.07)

Shares used in computing diluted income (loss) per share	274,142	153,838			384,981
Shares used in computing basic and diluted income (loss) per share is the sum of Brocade shares plus McDATA shares (adjusted for the exchange ratio). McDATA’s shares are calculated by multiplying each share of McDATA Class A and Class B common stock by the exchange ratio of 0.75 Brocade shares for each McDATA Class A and Class B common stock. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.

(1)	The historical financial statements of McDATA for the twelve-months ended October 31, 2006 were derived by adding the three months ended January 31, 2006 to the nine months ended October 31, 2006.
The accompanying notes are an integral part of these
unaudited pro forma combined condensed financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
OF BROCADE AND MCDATA

	Historical
	Brocade	McDATA
	Three months	Three months
	ended	ended	Pro			Pro
	January 27,	October 31,	Forma			Forma
	2007	2006 (2)	Adjustments			Combined
	(in thousands, except per share data)
Revenue	$224,156	$156,089	—			$380,245
Cost of revenue	82,790	92,949	8,065	(n	)	184,178
			374	(aa	)

Gross profit	141,366	63,140	(8,439)			196,067

Operating expenses:
Research and development	42,391	30,522	896	(aa	)	73,809
Sales and marketing	38,587	36,541	620	(aa	)	75,748
General and administrative	7,404	8,716	1,302	(aa	)	17,422
Acquisition and integration costs	7,433	6,096	—			13,529
Internal review costs	5,228	—	—			5,228
Amortization of purchased intangible assets	910	6,939	(6,939)	(l	)	10,405
			9,495	(o	)
Restructuring costs	—	393	—			393

Total operating expenses	101,953	89,207	5,374			196,534

Operating income (loss)	39,413	(26,067)	(13,813)			(467)
Interest and other income, net	7,456	5,152	333	(v	)	12,941
Interest expense	(4)	(4,963)	(496)	(w	)	(5,463)

Income (loss) before income taxes	46,865	(25,878)	(13,976)			7,011

Provision for income taxes	13,547	469	—	(p	)	14,016

Net Income (loss)	$33,318	$(26,347)	$(13,976)			$(7,005)

Basic net income (loss) per share	$0.12	$(0.17)				$(0.02)

Shares used in computing basic income (loss) per share	272,855	154,637				388,833

Diluted net income (loss) per share	$0.12	$(0.17)				$(0.02)

Shares used in computing diluted income (loss) per share	285,137	154,637				388,833
Shares used in computing basic and diluted income (loss) per share is the sum of Brocade shares plus McDATA shares (adjusted for the exchange ratio). McDATA’s shares are calculated by multiplying each share of McDATA Class A and Class B common stock by the exchange ratio of 0.75 Brocade shares for each McDATA Class A and Class B common stock. Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share.

(2)	The three-month pro forma results statement of operations consist of the three months ended January 27, 2007 for Brocade and the three months ended October 31, 2006 for McDATA. The three months ended October 31, 2006 for McDATA are also included in the twelve-month pro forma statement of operations above.
The accompanying notes are an integral part of these
unaudited pro forma combined condensed financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
     On January 29, 2007, Brocade completed the acquisition of McDATA whereby McDATA became a wholly owned subsidiary of Brocade in a transaction accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations. The total estimated purchase price of approximately $657.6 million includes Brocade common stock valued at $615.7 million, stock options, restricted stock and restricted stock units assumed and those that accelerated with a fair value of $18.4 million and estimated direct transaction costs of $23.5 million.
     The unaudited pro forma condensed consolidated financial statements give effect to the issuance of approximately 119.4 million shares of Brocade common stock based on an exchange ratio of 0.75 of a share of Brocade common stock for each outstanding share of McDATA Class A and Class B common stock as of August 7, 2006, the deal announcement date of the transaction. The average market price per share of Brocade common stock of $5.16 is based on an average of the closing prices for a range of trading days (August 4, 2006 through August 10, 2006) around the announcement date of the proposed merger in accordance with Emerging Issues Task Force 99-12 (“EITF 99-12”), Determination of the Measurement Date for Market Price of the Acquirer Securities Issued in a Purchase Business Combination.
     Under the terms of the merger agreement, at the effective time of the merger, each McDATA stock option that was outstanding and unexercised immediately prior to the effective time was converted into an option to purchase Brocade common stock and Brocade assumed that stock option, adjusted for the exchange ratio. Based on McDATA stock options outstanding at January 29, 2007, Brocade converted options to purchase approximately 17.2 million shares of McDATA Class A and Class B common stock into options to purchase approximately 12.9 million shares of Brocade common stock. The fair value of the outstanding options was determined using a Black-Scholes valuation model with the following weighted-average assumptions: volatility of 48.43%, risk-free interest rate of 5.2%, average expected life of 1.7 years and dividend yield of zero. The fair value of restricted stock was calculated using the intrinsic value method. In addition, Brocade exchanged shares of Brocade’s restricted common stock for all of McDATA’s outstanding restricted shares of restricted Class A and Class B common stock, after applying the exchange ratio. Certain outstanding restricted stock and certain restricted stock units issued under McDATA’s equity plans, whether or not vested, at the effective time of the merger became fully vested and were converted into, and deemed to constitute a right to receive shares of Brocade common stock, as adjusted by the exchange ratio discussed above. Based on the total number of shares of McDATA restricted Class A and Class B common stock outstanding at January 29, 2007, Brocade exchanged approximately 2.6 million shares of common stock for the outstanding McDATA restricted Class A and Class B common stock.
     The preliminary estimated total purchase price is as follows (in thousands):

Value of Brocade common stock issued	$615,708
Estimated fair value of options assumed and accelerated and restricted Class A and Class B common stock exchanged	18,380
Estimated Direct transaction costs	23,496

Total preliminary estimated purchase price	$657,584
     Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to McDATA’s net tangible and intangible assets based on their estimated fair values as of the date of the closing of the merger. The preliminary estimated purchase price has been allocated based on preliminary estimates that are described in the introduction to these unaudited pro forma condensed combined financial statements.
     The allocation of the preliminary purchase price and the estimated useful lives and first year amortization associated with certain assets is as follows (in thousands):

		First Year	Estimated
	Amount	Amortization	Useful Life
Net tangible assets	$15,042	$—	N/A
Identifiable intangible assets:
Acquired product rights	136,591	32,262	3-6 years
Customer contracts and relationships	141,577	35,394	4-7 years
Trademarks	7,747	2,582	3 years
Goodwill	356,627	—	N/A

Total preliminary estimated purchase price	$657,584	$70,238

     A preliminary estimate of $15.0 million has been allocated to net tangible assets acquired and approximately $285.9 million has been allocated to amortizable intangible assets acquired. The amortization related to the amortizable intangible assets is reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations.
     Identifiable intangible assets. Acquired product rights include developed and core technology and patents. Developed technology relates to McDATA’s products across all of their product lines that have reached technological feasibility. Core technology and patents represent a combination of McDATA’s processes, patents and trade secrets developed through years of experience in design and development of their products. Brocade expects to amortize the fair value of the acquired product rights based on the pattern in which the economic benefits of the intangible assets will be consumed.
     Customer contracts and relationships represent existing contracts that relate primarily to underlying customer relationships. Brocade expects to amortize the fair value of these assets based on the pattern in which the economic benefits of the intangible asset will be consumed.
     Trademarks relates to the McDATA trade name and other product names, which Brocade expects to amortize based on the pattern in which the economic benefits of the intangible asset will be consumed.
     Goodwill. Approximately $356.6 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with Statement of Financial Standards No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management of the combined company determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.
2. Restructuring
     Restructuring costs related to McDATA operations include employee severance costs, planned closure of certain McDATA facilities and other costs associated with exiting activities of McDATA in accordance with Statement of Financial Standards No. 143 (“SFAS 143”), Accounting for Asset Retirement Obligations and Emerging Issues Task Force 95-3 (“EITF 95-3”), Recognition of Liabilities in Connection with a Purchase Business Combination. We currently estimate total restructuring costs associated with exit activities of McDATA to approximate $65.2 million. These costs are included in the assumed liabilities of McDATA as of January 29, 2007.
3. Reclassifications
     A reclassification has been made to conform McDATA’s historical reported balances to the pro forma condensed combined financial statements. The reclassification is as follows:
     (A) To reclassify McDATA’s accrued employee compensation to a separate line item to conform to Brocade’s presentation.

4. Pro Forma Adjustments
     Pro forma adjustments are necessary to reflect the estimated purchase price, to reflect amounts related to McDATA’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and stock-based compensation, to reflect changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments.
     There were no significant intercompany balances and transactions between Brocade and McDATA as of the dates and for the periods of these pro forma condensed combined financial statements.
     The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Brocade and McDATA filed consolidated income tax returns during the periods presented.
     Brocade has not identified any pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.
     The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)	To eliminate McDATA’s historical intangible assets;

(b)	To eliminate McDATA’s historical goodwill;

(c)	To eliminate McDATA’s equity;

(d)	To record the fair value of Brocade shares exchanged in the merger;

(e)	To record the fair value of McDATA’s Class A and Class B common stock options assumed and of restricted Class A and Class B common stock and restricted stock units exchanged;

(f)	To accrue for direct costs of the merger transaction;

(g)	To capitalize prepaid direct costs of the merger upon consummation of the transaction;

(h)	To adjust McDATA’s property, plant and equipment to fair value;

(i)	To reduce deferred revenue to the fair value of the legal performance obligations under McDATA existing contracts;

(j)	To adjust McDATA’s convertible debt to fair value;

(k)	To record goodwill associated with the McData acquisition;

(l)	To eliminate McDATA’s historical amortization of intangible assets;

(m)	To eliminate McDATA’s historical amortization of deferred stock-based compensation;

(n)	To amortize acquired product rights based upon the pattern in which the economic benefits of the intangible assets will be consumed;

(o)	To amortize other intangible assets based upon the pattern in which the economic benefits of the intangible asset will be consumed;

(p)	Brocade and McDATA have significant net operating loss carryforwards and tax credits therefore any deferred tax liabilities associated with identifiable intangible assets would be offset by existing deferred tax assets and as a result, the pro forma tax impact is zero; however, Brocade is currently evaluating the need to maintain a valuation allowance against its deferred tax assets;

(q)	To adjust McDATA inventory to fair value due to expected declines in product demand;

(r)	To record certain restructuring costs associated with exiting McDATA activities;

(s)	To adjust prepaid expenses and other current assets based on their future economic benefit;

(t)	To record accrued liabilities related to expected declines in product demand;

(u)	To eliminate McDATA’s historical net balance of capitalized internally developed software;

(v)	To amortize the premium on McDATA’s convertible short term subordinated debt as a result of the adjustment to fair value;

(w)	To amortize the discount on McDATA’s convertible long term subordinated debt as a result of the adjustment to fair value;

(x)	To record capital lease obligations at fair value based on their future economic benefit;

(y)	To adjust accounts receivable, net to fair value;

(z)	To adjust other long term liabilities related to lease obligations based on their future economic benefit;

(aa)	To amortize deferred stock based compensation related to the acquisition;

(bb)	To record the fair value of McDATA’s identifiable intangible assets, and

(cc)	To record a lease loss reserve related to exiting certain McDATA facilities
5. Pro Forma Net Income Per Share
     The pro forma basic and diluted net income per share are based on the number of Brocade shares of common stock used in computing basic and diluted net income per share plus the number of McDATA shares of Class A and Class B common stock used in computing basic and diluted net income per share multiplied by the exchange ratio.